Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-169971 of our report dated July 29, 2010, except for notes 20 and 21, as to which the date is September 10, 2010, relating to the consolidated financial statements of Xueda Education Group as of and for the years ended December 31, 2008 and 2009, and the financial statement schedule of Xueda Education Group appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

November 1, 2010